Exhibit 4.1

DESCRIPTION OF SECURITIES OF ARTIUS II ACQUISITION INC. REGISTERED PURSUANT TO SECTION 12 OF THE SECURITIES EXCHANGE ACT OF 1934

As of December 31, 2025, Artius II Acquisition Inc. (the “Company,” “we,” “us” and “our”) had three classes of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended: “Units” (consisting of one Class A ordinary share, par value $0.0001 per share, in the capital of the Company (the “Class A Shares”) each of which includes one contingent right (each, a “Contingent Right”) to receive a pro rata share of 1,100,000 Class A Shares following the completion of the Redemption and concurrently with the forfeiture by Artius II Acquisition Partners LLC (the “Sponsor”) of an equal number of Class B ordinary shares, $0.0001 per share, in the capital of the Company (the “Class B Shares”) purchased by Sponsor in a private placement in connection with the Initial Public Offering (such shares, the “Founder Shares”)), and one right entitling the holder thereof to receive one-tenth (1/10) of one Class A Share upon the consummation of an initial business combination (the “Rights”)), Class A Shares, and Rights. The following description of our securities summarizes certain provisions of our amended and restated memorandum and articles of association (the “Articles”). This description is intended as a summary, and is qualified in its entirety by reference to our Articles, a copy of which has been filed as Exhibit 3.1 to our Annual Report on Form 10-K for the year ended December 31, 2025 (the “Annual Report”) of which this exhibit is a part, and applicable Cayman Islands law. We urge you to read our Articles for a complete description of the rights and preferences of our securities. Defined terms used herein, but otherwise not defined, shall have the meaning ascribed to them in the Annual Report.

We are a Cayman Islands exempted company (company number 412322) and our affairs are governed by our Articles, the Companies Act (as revised) of the Cayman Islands (the “Companies Act”) and the common law of the Cayman Islands. Pursuant to our Articles, we are authorized to issue 400,000,000 Class A Shares, $0.0001 par value each, 50,000,000 Class B Shares, $0.0001 par value each as well as 1,000,000 preference shares, $0.0001 par value each. The following description summarizes certain terms of our shares as set out more particularly in our Articles. Because it is only a summary, it may not contain all the information that is important to you.

Units

Public Units

Each Public Unit consists of one Class A Share, one Right and one Contingent Right. On April 4, 2025, we announced that, commencing on April 7, 2025, the holders of the Units could elect to separately trade the Class A Shares (including the attached Contingent Rights) and Rights comprising the Units.

Private Placement Units

The Private Placement Units have terms and provisions that are identical to those of the Public Units. The Private Placement Units (including the Private Placement Shares, Private Placement Rights and the Class A Shares issuable upon conversion of the Private Placement Rights) are not transferable, assignable or saleable until 30 days after the completion of our initial business combination (except, among other limited exceptions, to our officers and directors and other persons or entities affiliated with our Sponsor). The Private Placement Units do not include any Contingent Rights to receive distributable shares.

Ordinary Shares

There are currently 27,675,000 of our ordinary shares outstanding, comprised of:

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22,000,000 Class A Shares underlying Public Units;
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175,000 Class A Shares underlying Private Placement Units; and
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5,500,000 Class B Shares.

Ordinary shareholders of record are entitled to one vote for each share held on all matters to be voted on by shareholders. However, only holders of Class B Shares have the right to (i) appoint or remove directors prior to or in connection with the completion of our initial business combination, meaning that holders of Class A Shares do not have the right to appoint any directors until after the completion of our initial business combination and (ii) continue the company in a jurisdiction outside the Cayman Islands (including any special resolution required to adopt new constitutional documents as a result of our approving a transfer by way of continuation in a jurisdiction outside the Cayman Islands). The provisions of our Articles governing these matters prior to our initial business combination may only be amended by a special resolution passed by the affirmative vote of at least 90% (or, where such amendment is proposed in respect of the consummation of our initial business combination, two-thirds) of the votes cast by such shareholders as, being entitled to do so, vote in person or, where proxies are allowed, by proxy at the applicable general meeting of the company. On any other matter submitted to a vote of our shareholders prior to or in connection with the completion of our initial business combination, holders of Class A Shares and holders of Class B Shares will vote together as a single class on all matters submitted to a vote of our shareholders except as required by law. Unless otherwise specified in our Articles, or as required by applicable provisions of the Companies Act or applicable stock exchange rules, the affirmative vote of a majority of our ordinary shares that are represented in person or by proxy and are voted is required to approve any such matter voted on by our shareholders. Approval of certain actions will require a special resolution under Cayman Islands law, which (except as outlined above) requires the affirmative vote of at least two-thirds of the votes cast by such shareholders as, being entitled to do so, vote in person or, where proxies are allowed, by proxy at the applicable general meeting of the company, and pursuant to our Articles; such actions include amending our Articles (other than the provisions referred to above) and approving a statutory merger or consolidation with another company. Our board of directors is divided into three classes, each of which will generally serve for a term of three years with only one class of directors being appointed in each year. There is no cumulative voting with respect to the appointment of directors, with the result that the holders of more than 50% of the shares entitled to vote and voted for the appointment of directors can appoint all of the directors. Our shareholders are entitled to receive ratable dividends when, as and if declared by the board of directors out of funds legally available therefor.

Because our Articles authorize the issuance of up to 400,000,000 Class A Shares, if we were to enter into a business combination, we may (depending on the terms of such a business combination) be required to increase the number of Class A Shares which we are authorized to issue at the same time as our shareholders vote on the business combination to the extent we seek shareholder approval in connection with our initial business combination. Our board of directors is divided into three classes with only one class of directors being appointed in each year and each class (except for those directors appointed prior to our first annual general meeting) serving a three-year term.

We will provide our Public Shareholders with the opportunity to redeem all or a portion of their Public Shares, regardless of whether they abstain, vote for, or vote against, our initial business combination, upon the completion of our initial business combination at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account calculated as of two business days prior to the consummation of our initial business combination, including interest earned on the funds held in the Trust Account (net of taxes payable), divided by the number of then-outstanding Public Shares, subject to limitations and on certain conditions. The amount in the Trust Account was initially $10.00 per Public Share. The per share amount we will distribute to investors who properly redeem their shares will not be reduced by the deferred underwriting commissions we will pay to the underwriter. Our Sponsor, officers and directors have entered into a letter agreement with us, pursuant to which they have agreed to waive their redemption rights with respect to their Founder Shares, Private Placement Shares and Public Shares in connection with the completion of our initial business combination. Unlike many SPACs that hold shareholder votes and conduct proxy solicitations in conjunction with their initial business combinations and provide for related redemptions of Public Shares for cash upon completion of such initial business combinations even when a vote is not required by law, if a shareholder vote is not required by law and we do not decide to hold a shareholder vote for business or other legal reasons, we will, pursuant to our Articles, conduct the redemptions pursuant to the tender offer rules of the SEC, and file tender offer documents with the SEC prior to completing our initial business combination. Our Articles require these tender offer documents to contain substantially the same financial and other information about our initial business combination and the redemption rights as is required under the SEC’s proxy rules. If, however, a shareholder approval of the transaction is required by law, or we decide to obtain shareholder approval for business or other reasons, we will, like many SPACs, offer to redeem shares in conjunction with a proxy solicitation pursuant to the proxy rules and not pursuant to the tender offer rules. If we seek shareholder approval, we will complete our initial business combination only if we obtain the approval of an ordinary resolution under Cayman Islands law and our Articles, which requires the affirmative vote of at least a simple majority of the votes cast by such shareholders as, being entitled to do so, vote in person or, where proxies are allowed, by proxy at the applicable general meeting of the company. However, if our initial business combination is structured as a statutory merger or consolidation with another company under Cayman Islands law, in addition to obtaining approval of our initial business combination by ordinary resolution, the approval of the statutory merger or consolidation will require a special resolution under Cayman Islands law, which requires the affirmative vote of at least two-thirds of the votes cast by such shareholders as, being entitled to do so, vote in person or, where proxies are allowed, by proxy at the applicable general meeting of the company. However, the participation of our Sponsor, officers, directors, advisors or their affiliates in privately-negotiated transactions, if any, could result in the approval of our initial business combination even if a majority of our Public Shareholders vote, or indicate their intention to vote, against such initial business combination. For purposes of seeking approval of an ordinary resolution, non-votes will have no effect on the approval of our initial business combination once a quorum is obtained. Our Articles require that at least five clear days’ notice will be given of any general meeting.

If we seek shareholder approval of our initial business combination and we do not conduct redemptions in connection with our initial business combination pursuant to the tender offer rules, our Articles provide that a Public Shareholder, together with any affiliate of such shareholder or any other person with whom such shareholder is acting in concert or as a “group” (as defined under Section 13 of the Exchange Act), will be restricted from redeeming its shares with respect to more than an aggregate of 15% of the shares sold in the Initial Public Offering, without prior written consent (the “Excess Shares”). However, we would not be restricting our shareholders’ ability to vote all of their shares (including Excess Shares) for or against our initial business combination. Our shareholders’ inability to redeem the Excess Shares will reduce their influence over our ability to complete our initial business combination, and such shareholders could suffer a material loss in their investment if they sell such Excess Shares on the open market. Additionally, such shareholders will not receive redemption distributions with respect to the Excess Shares if we complete our initial business combination. And, as a result, such shareholders will continue to hold that number of shares exceeding 15% and, in order to dispose such shares would be required to sell their shares in open market transactions, potentially at a loss.

If we seek shareholder approval in connection with our initial business combination, our Sponsor, officers and directors have agreed to vote their Founder Shares, Private Placement Shares and any Public Shares purchased during or after the Initial Public Offering (including in open market and privately-negotiated transactions) in favor of our initial business combination (except that any Public Shares such parties may purchase in compliance with the requirements of Rule 14e-5 under the Exchange Act would not be voted in favor of approving the business combination transaction). As a result, in addition to our initial shareholders’ Founder Shares and Private Placement Shares underlying the Private Placement Units, we would need approximately 37.1% of the Public Shares to be voted in favor of an initial business combination in order to have our initial business combination approved, assuming all outstanding shares are voted, the over-allotment option is not exercised and the parties to the letter agreement do not acquire any Class A Shares. Assuming that only the holders of one-third of our issued and outstanding ordinary shares, representing a quorum under our Articles vote their shares at a general meeting of the company, we will not need any Public Shares in addition to our Founder Shares and Private Placement Shares to be voted in favor of an initial business combination in order to approve an initial business combination. Additionally, each Public Shareholder may elect to redeem their Public Shares irrespective of whether they vote for or vote against the proposed transaction, or whether they do not vote or abstain from voting on the proposed transaction, or whether they were a Public Shareholder on the record date for the general meeting held to approve the proposed transaction.

Pursuant to our Articles, if we have not completed our initial business combination within the completion window, we will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter (and subject to lawfully available funds therefor), redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account (which interest shall be net of taxes payable and less up to $100,000 of interest to pay liquidation and dissolution expenses), divided by the number of then-outstanding Public Shares, which redemption will completely extinguish Public Shareholders’ rights as shareholders (including the right to receive further liquidating distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of our remaining shareholders and our board of directors, liquidate and dissolve, subject in each case to our obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law. Our Sponsor, officers and directors have entered into a letter agreement with us, pursuant to which they have agreed to waive their rights to liquidating distributions from the Trust Account with respect to their Founder Shares if we fail to complete our initial business combination within the completion window. However, if our Sponsor or management team acquire Public Shares in or after the Initial Public Offering, they will be entitled to liquidating distributions from the Trust Account with respect to such Public Shares if we fail to complete our initial business combination within the prescribed time period.

In the event of a liquidation, dissolution or winding up of the company after a business combination, our shareholders are entitled to share ratably in all assets remaining available for distribution to them after payment of liabilities and after provision is made for each class of shares, if any, having preference over the ordinary shares. Our shareholders have no preemptive or other subscription rights. There are no sinking fund provisions applicable to the ordinary shares, except that we will provide our Public Shareholders with the opportunity to redeem their Public Shares for cash at a per share price equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account (net of taxes payable), divided by the number of then-outstanding Public Shares, upon the completion of our initial business combination, subject to limitations and on certain conditions.

In addition, in order to finance transaction costs in connection with an intended initial business combination, our Sponsor or an affiliate of our Sponsor or certain of our officers and directors may, but are not obligated to, loan us funds as may be required on a non-interest basis. If we complete an initial business combination, we would repay such loaned amounts. In the event that the initial business combination does not close, we may use net proceeds from the Initial Public Offering and the sale of the Private Placement Units not held in the Trust Account to repay such loaned amounts but no proceeds from our Trust Account would be used to repay such loaned amounts. Up to $1,500,000 of such loans may be convertible into Private Placement Shares of the post business combination entity at a price of $10.00 per 1.1 shares at the option of the lender. Such shares would be identical to the Private Placement Shares. Except as set forth above, the terms of such loans, if any, have not been determined and no written agreements exist with respect to such loans.

Contingent Rights to Receive Distributable Shares

Each Public Share includes a Contingent Right. The Contingent Rights do not trade separately from our Public Shares.

Public Shareholders who exercise their redemption rights will also be deemed to have tendered their Contingent Right to receive distributable shares for no additional consideration and as a result are not entitled to receive any distribution of distributable shares in respect of such redeemed Public Shares. The number of distributable shares to be distributed in respect of each Public Share is contingent upon the aggregate number of Public Shares that are redeemed in connection with our initial business combination. Therefore, if 0%, 25%, 50% or 75% of the Public Shares are redeemed, a non-redeeming shareholder of 100 Class A Shares will receive approximately 5.0, 6.7, 10.0 or 20.0 distributable shares, respectively. We will not issue fractional shares in connection with the distribution of distributable shares. Fractional shares will either be rounded down to the nearest whole share or otherwise determined by the board of directors as provided by Cayman Islands laws. The Contingent Rights to receive distributable shares remans attached to our Public Shares and are not be separately transferable, assignable or saleable.

Our Contingent Rights were issued in registered form under the Contingent Rights Agreement between Continental Stock Transfer & Trust Company, as rights agent, and us. The Contingent Rights Agreement provides that the terms of the Contingent Rights may be amended without the consent of any holder to cure any ambiguity or correct any defective provision. The Contingent Rights Agreement requires the approval by the holders of not less than two-thirds of the then-outstanding Contingent Rights in order to make any change that adversely affects the interests of the holders of the Contingent Rights.

Founder Shares

The Founder Shares are designated as Class B Shares and, except as described below, are identical to the Class A Shares included in the Units sold in the Initial Public Offering, and holders of Founder Shares have the same shareholder rights as Public Shareholders, except that (i) the Founder Shares are subject to certain transfer restrictions, as described in more detail below, (ii) the Founder Shares are entitled to registration rights; (iii) our Sponsor, officers and directors have entered into a letter agreement with us, pursuant to which they have agreed to (A) waive their redemption rights with respect to their Founder Shares, Private Placement Shares and Public Shares in connection with the completion of our initial business combination, (B) waive their redemption rights with respect to their Founder Shares, Private Placement Shares and Public Shares in connection with a shareholder vote to approve an amendment to our Articles (A) to modify the substance or timing of our obligation to allow redemption in connection with our initial business combination or to redeem 100% of our Public Shares if we have not consummated an initial business combination within the completion window or (B) with respect to any other material provisions relating to shareholders’ rights or pre-initial business combination activity, (C) waive their rights to liquidating distributions from the Trust Account with respect to their Founder Shares if we fail to complete our initial business combination within the completion window, although they will be entitled to liquidating distributions from the Trust Account with respect to any Public Shares they hold if we fail to complete our initial business combination within such time period and to liquidating distributions from assets outside the Trust Account and (D) vote any Founder Shares and Private Placement Shares held by them and any Public Shares purchased during or after the Initial Public Offering (including in open market and privately-negotiated transactions), in favor of our initial business combination (except that any Public Shares such parties may purchase in compliance with the requirements of Rule 14e-5 under the Exchange Act would not be voted in favor of approving the business combination transaction), (iv) the Founder Shares are automatically convertible into Class A Shares in connection with the consummation of our initial business combination or earlier at the option of the holder on a one-for-one basis, subject to adjustment as described herein and in our Articles, and (v) prior to the closing of our initial business combination, only holders of our Class B Shares are entitled to vote on the appointment and removal of directors or continuing the company in a jurisdiction outside the Cayman Islands (including any special resolution required to adopt new constitutional documents as a result of our approving a transfer by way of continuation in a jurisdiction outside the Cayman Islands).

The Founder Shares will automatically convert into Class A Shares in connection with the consummation of our initial business combination or earlier at the option of the holder on a one-for-one basis, subject to adjustment for share sub-divisions, share capitalizations, reorganizations, recapitalizations and the like, and subject to further adjustment as provided herein. In the case that additional Class A Shares, or any other equity-linked securities, are issued or deemed issued in excess of the amounts sold in the Initial Public Offering and related to or in connection with the closing of the initial business combination, the ratio at which Class B Shares convert into Class A Shares will be adjusted (unless the holders of a majority of the outstanding Class B Shares agree to waive such adjustment with respect to any such issuance or deemed issuance) so that the number of Class A Shares issuable upon conversion of all Class B Shares will equal, in the aggregate, 20% of the sum of (i) the total number of all Class A Shares outstanding upon the completion of the Initial Public Offering (excluding the Class A Shares underlying the shares underlying the Private Placement Units issued to the Sponsor), plus (ii) all Class A Shares and equity-linked securities issued or deemed issued, in connection with the closing of the initial business combination (excluding any shares or equity-linked securities issued, or to be issued, to any seller in the initial business combination and any private placement-equivalent shares issued to our Sponsor or any of its affiliates or to our officers or directors upon conversion of working capital loans); provided, that the distributable shares and the Sponsor’s forfeiture of a number of Class B Shares equal to the number of distributable shares will be disregarded for purposes of this adjustment. Such adjustment may result in material dilution to our Public Shareholders.

With certain limited exceptions, the Founder Shares are not transferable, assignable or saleable (except to our officers and directors and other persons or entities affiliated with our Sponsor, each of whom will be subject to the same transfer restrictions) until the earlier of (A) one year after the completion of our initial business combination or earlier if, subsequent to our initial business combination, the closing price of the Class A Shares equals or exceeds $12.00 per share (as adjusted for share sub-divisions, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after our initial business combination, and (B) the date following the completion of our initial business combination on which we complete a liquidation, merger, share exchange or other similar transaction that results in all of our shareholders having the right to exchange their Class A Shares for cash, securities or other property. An additional 1,100,000 Founder Shares will be surrendered for no consideration concurrently with the distribution of any distributable shares.

Rights

Public Rights

Except in cases where we are not the surviving company in a business combination, each holder of a Right will automatically receive one-tenth (1/10) of one Class A Share upon consummation of our initial business combination, even if the holder of a public Right redeemed all Class A Shares held by him, her or it in connection with the initial business combination or an amendment to our Articles with respect to our pre-initial business combination activities. In the event we will not be the surviving company upon completion of our initial business combination, each holder of a Right will be required to affirmatively convert his, her or its Rights in order to receive the one-tenth (1/10) of one ordinary share underlying each Right upon consummation of the business combination. No additional consideration will be required to be paid by a holder of Rights in order to receive his, her or its additional Class A Shares upon consummation of an initial business combination. The Class A Shares issuable upon conversion of the Rights will be freely tradable (except to the extent held by affiliates of ours). If we enter into a definitive agreement for a business combination in which we will not be the surviving entity, the definitive agreement will provide for the holders of Rights to receive the same consideration per ordinary share the holders of the Class A Shares will receive in the transaction on an as-converted into Class A Shares basis.

We will not issue fractional Class A Shares in connection with an exchange of Rights. Fractional shares will either be rounded down to the nearest whole share or otherwise addressed in accordance with Cayman Islands law. As a result, you must hold Rights in multiples of 10 in order to receive Class A Shares for all of your Rights upon closing of a business combination. If we are unable to complete an initial business combination within the required time period and we liquidate the funds held in the Trust Account, holders of Rights will not receive any of such funds with respect to their Rights, nor will they receive any distribution from our assets held outside of the Trust Account with respect to such Rights. Further, there are no contractual penalties for failure to deliver securities to the holders of the Rights upon consummation of an initial business combination. Additionally, in no event will we be required to cash settle the Rights. Accordingly, the Rights may expire worthless.

Our Rights are issued in registered form under a Rights Agreement between Continental Stock Transfer & Trust Company, as rights agent, and us. The Rights Agreement provides that the terms of the Rights may be amended without the consent of any holder to cure any ambiguity or correct any defective provision. The Rights Agreement requires the approval by the holders of at least a majority of the then outstanding Rights in order to make any change that adversely affects the interests of the holders of the Rights.

Private Placement Rights

The Private Placement Rights, which are the Rights underlying the Private Placement Units, have terms and provisions that are identical to those of the Rights being sold as part of the Public Units in the Initial Public Offering. The Private Placement Rights (including the Class A Shares issuable upon conversion of the Private Placement Rights) are not transferable, assignable, or saleable until the completion of our initial business combination (except as described herein).

Register of Members

As required by Cayman Islands law, we keep a register of members containing:

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the names and addresses of the members, a statement of the shares held by each member, and of the amount paid or agreed to be considered as paid, on the shares of each member and the voting rights of the shares of each member;
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whether voting rights attach to the shares in issue;
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the date on which the name of any person was entered on the register as a member; and
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the date on which any person ceased to be a member.

Under Cayman Islands law, the register of members of our company is prima facie evidence of the matters set out therein (i.e., the register of members will raise a presumption of fact on the matters referred to above unless rebutted) and a member registered in the register of members is deemed as a matter of Cayman Islands law to have legal title to the shares as set against its name in the register of members. There are certain limited circumstances where an application may be made to a Cayman Islands court for a determination on whether the register of members reflects the correct legal position. Further, the Cayman Islands court has the power to order that the register of members maintained by a company should be rectified where it considers that the register of members does not reflect the correct legal position. If an application for an order for rectification of the register of members were made in respect of our ordinary shares, then the validity of such shares may be subject to re-examination by a Cayman Islands court.

Preference Shares

Our Articles authorize 1,000,000 preference shares and provides that preference shares may be issued from time to time in one or more series. Our board of directors is authorized to fix the voting rights, if any, designations, powers, preferences, the relative, participating, optional or other special rights and any qualifications, limitations and restrictions thereof, applicable to the shares of each series. Our board of directors is able to, without shareholder approval, issue preference shares with voting and other rights that could adversely affect the voting power and other rights of the holders of the ordinary shares and could have anti-takeover effects. The ability of our board of directors to issue preference shares without shareholder approval could have the effect of delaying, deferring or preventing a change of control of us or the removal of existing management. We have no preference shares outstanding at the date hereof. Although we do not currently intend to issue any preference shares, we cannot assure you that we will not do so in the future.

Dividends

We have not paid any cash dividends on our ordinary shares to date and do not intend to pay cash dividends prior to the completion of our initial business combination. A Cayman Islands company may pay a dividend on its shares out of either profit or the share premium account, provided that in no circumstances may a dividend be paid if following such payment the company would be unable to pay its debts as they fall due in the ordinary course of business. The payment of cash dividends following completion of our initial business combination will be within the discretion of our board of directors at such time and will be dependent upon our revenues and earnings, if any, capital requirements and general financial condition at such time. There is no certainty we will be in a position to, or decide to, pay cash dividends after completing any business combination. Further, if we incur any indebtedness in connection with our initial business combination, our ability to declare dividends following completion of our initial business combination may be limited by restrictive covenants we may agree to in connection therewith.

Our Transfer Agent and Rights Agent

The transfer agent for our Class A Shares and rights agent for our Rights is Continental Stock Transfer & Trust Company. We have agreed to indemnify Continental Stock Transfer & Trust Company in its roles as transfer agent and rights agent, its agents and each of its shareholders, directors, officers and employees against all claims and losses that may arise out of acts performed or omitted for its activities in that capacity, except for any liability due to any gross negligence or intentional misconduct of the indemnified person or entity. Continental Stock Transfer & Trust Company has agreed that it has no right of set-off or any right, title, interest or claim of any kind to, or to any monies in, the Trust Account, and has irrevocably waived any right, title, interest or claim of any kind to, or to any monies in, the Trust Account that it may have now or in the future. Accordingly, any indemnification provided will only be able to be satisfied, or a claim will only be able to be pursued, solely against us and our assets outside the Trust Account and not against the any monies in the Trust Account or interest earned thereon.